Exhiibit 99.1

Interlink Announces Acquisition of Calman Technology Limited

March 20, 2023 6:00 AM PDT

IRVINE, CA /PRNewswire/ – Interlink Electronics, Inc. (Nasdaq: LINK) announced today that it has acquired all of the stock of Calman Technology Limited, an independent company based outside Glasgow, Scotland, with over 25 years of experience in the design and manufacture of membrane keypads, graphic overlays and printed electronics. The purchase price was approximately $5.0 million.

“We are excited to add Calman’s products, customers and manufacturing capabilities to Interlink’s robust sensors portfolio and resources,” said Steven N. Bronson, Chairman, President, and CEO of Interlink. “As the second acquisition in the last three months, we view this as further validation of our acquisition program to expand upon Interlink’s world-class diversified portfolio of cutting-edge sensor and printed electronic technologies.”

Calman has decades of experience in membrane switches and printed electronics as well as an accomplished engineering and product development team. The company’s 12 months revenue to September 30, 2022 was approximately $3.1 million. Completing this acquisition brings Interlink’s estimated annual revenue run rate up to approximately $14 million, compared to approximately $7.5 million for 2022.

“This acquisition meaningfully advances Interlink’s resources and product offerings and gives us a significant presence in Scotland that allows us to complement our manufacturing capabilities in China and expand our sales program into Europe. With Calman, we add engineering talent and know-how in printed electronics that is difficult to replicate. Additionally, Interlink will now have the opportunity to capitalize on customer requests for products integrating both Interlink’s sensors and Calman’s membrane switches,” said Mr. Bronson.

John Dobson, CEO of Calman, added “Our team is very excited to join the Interlink family, and we look forward to building on our history and leveraging Interlink’s expertise and global reach to expand our markets and our product offerings.”

About Interlink Electronics, Inc.

Interlink Electronics is a world-leading trusted HMI, sensor, and IoT solutions provider. In addition to standard product offerings, Interlink utilizes its expertise in materials science, manufacturing, firmware, and software to produce in-house system solutions for custom applications. For 35 years, Interlink has led the printed electronics industry to commercialize its patented Force Sensing Resistor® technology. It has supplied some of the world's top electronics manufacturers with intuitive sensor and interface technologies. It also has a proven track record of supplying technological solutions for mission-critical applications in a diverse range of markets - including medical, automotive, consumer electronics, telecommunications, and industrial control - providing standard and custom-designed sensors that give engineers the flexibility and functionality they seek in today's sophisticated electronic devices.

With our acquisition in December 2022 of SPEC Sensors and KWJ Engineering, we also offer industry-leading design and manufacture of electrochemical gas-sensing technology for industry, community, health and home, providing custom solutions, advanced sensors, innovative products and unique services with uses in fields such as carbon monoxide and ozone detection and air quality monitoring.

Interlink serves an international customer base from its headquarters in Irvine, California, its world-class materials science lab and R&D center in Camarillo, California and the SPEC-KWJ advanced engineering and manufacturing facility in Silicon Valley. They are supported by strategic global locations covering manufacturing, distribution, and sales support. For more information, please visit InterlinkElectronics.com.

Forward Looking Statements

This release contains “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be generally identified by phrases such as “thinks,” “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” and similar words. Forward-looking statements in this press include statements about our acquisition program, our projected annual revenue run rate, and the effects of the Calman acquisition, including contributions to our products, manufacturing operations and the markets we serve. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statement. These statements are based upon, among other things, assumptions made by, and information currently available to, management, including management’s own knowledge and assessment of the company’s industry, R&D initiatives, competition and capital requirements. Other factors and uncertainties that could affect the company’s forward-looking statements include, among other things, the following: our ability to integrate Calman’s operations; our success in predicting new markets and the acceptance of our new products; efficient management of our infrastructure; the pace of technological developments and industry standards evolution and their effect on our target product and market choices; the effect of outsourcing technology development; changes in the ordering patterns of our customers; a decrease in the quality and/or reliability of our products; protection of our proprietary intellectual property; competition by alternative sophisticated as well as generic products; continued availability of raw materials for our products at competitive prices; disruptions in our manufacturing facilities; risks of international sales and operations including fluctuations in exchange rates; compliance with regulatory requirements applicable to our manufacturing operations; and customer concentrations. Additional factors that could cause actual results to differ materially from those anticipated by our forward-looking statements are under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Annual Report (Form 10-K) or Quarterly Report (Form 10-Q) filed with the Securities and Exchange Commission. Forward-looking statements are made as of the date of this release, and we expressly disclaim any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Interlink Electronics, Inc.

IR@iefsr.com

Steven N. Bronson, CEO

805-623-4184